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                                                                  RULE 424(b)(3)
                                                      REGISTRATION NO. 333-21073


                              PRICING SUPPLEMENT NO. 3
                          TO PROSPECTUS DATED MARCH 6, 1997
                           (As supplemented April 2, 1997)


                     INTERNATIONAL BUSINESS MACHINES CORPORATION

                                 MEDIUM-TERM NOTES

                               (Floating Rate Note)

                    (Due One Year or More from date of issue)


Designation:  Floating Rate                         Original Issue Date:
Medium-Term Notes Due:                              July 25, 1997
August 28, 1998

Principal Amount:  $100,000,000                     Maturity Date:
                                                    August 28, 1998

Issue Price (as a percentage of                     Regular Record Dates:
Principal Amount):  100%                            Fifteenth calendar day
                                                    whether or not a
Interest Rate Base:  LIBOR                          Business Day prior to
                                                    the corresponding
Spread:  Minus 0.13%                                Interest Payment Date

Initial Interest Rate: 5.588%                       Interest Payment Dates:
                                                    August 28, 1997,
Redemption Provisions:  None                        November 28, 1997,
                                                    February 28, 1998,
Commission or Discount (as                          May 28, 1998 and Maturity
a percentage of Principal                           Date
Amount): 0.00%
                                                    Interest Reset Dates:
CUSIP:  459 20Q AL8                                 August 28, 1997,
                                                    November 28, 1997,
Index Maturity:  3 months                           February 28, 1998 and
                                                    May 28, 1998

                                                    Interest Reset Period:
                                                    Quarterly

                                                    Form:[X] Book-Entry
                                                         [ ] Certificated

     This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

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INTEREST

     The Notes will bear interest at a rate reset on the Interest Reset Dates specified above. The interest rate in effect from the original Issue Date to the first Interest Reset Date with respect to the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be determined as LIBOR minus a spread of 0.13%.

     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The initial Calculation Agent with respect to the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day, unless that day falls in the next calendar month, in which case such date will be advanced to the first preceding day that is a Business Day. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means any day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.

                             PLAN OF DISTRIBUTION

     The Notes will be sold to Smith Barney Inc. for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated:  July 25, 1997